Exhibit 10.1

DESCRIPTION OF 2014 BONUS PLAN

    In March 2014, the Compensation Committee approved performance-based bonus opportunities for the Company's senior management group (the "2014 Bonus Program") under the Incentive Plan, including our Named Executive Officers.  As set forth in the Incentive Plan, the Compensation Committee may choose from a range of defined performance measures.  As in 2013, the percentage of 2014 salary assigned to each Named Executive Officer is based on the Compensation Committee's evaluation of (i) the magnitude of each Named Executive Officer's ability to impact corporate performance based on the executive's responsibilities at the time the targets were set, (ii) the composition of each Named Executive Officer's total compensation package, and (iii) our long-term financial goals.

    Under the 2014 Bonus Program and consistent with the objectives of the Incentive Plan, certain employees, including the Named Executive Officers, may receive incremental bonuses upon satisfaction of 2014 consolidated earnings per share targets (and, for Mr. Hough and Mr. Brower, the satisfaction of 2014 operating income and operating ratio targets established for CTI and Star, respectively) (collectively, the "2014 Performance Targets").  Each applicable 2014 Performance Target corresponds to a percentage bonus opportunity for the employee that is multiplied by the employee's base salary (or, in the case of Mr. Brower, $200,000) to determine the employee's bonus.  Pursuant to the 2014 Bonus Program, our Named Executive Officers may receive performance-based bonuses as follows:  (i) Messrs. Parker and Hogan may receive between 25.0% and 100.0% of their respective 2014 salaries depending on the 2014 Performance Targets that are achieved, if any, (ii) Mr. Cribbs may receive between 20.0% and 80.0% of his 2014 salary depending on the 2014 Performance Targets that are achieved, if any, (iii) Mr. Hough may receive between 4.0% and 16.0% of his 2014 salary depending on the 2014 Performance Targets achieved for the consolidated group, if any, and between 32.0% and 64.0% of his 2014 salary based on 2014 Performance Targets achieved for CTI, if any, and (iv) Mr. Brower may receive between 5.0% and 20.0% of $200,000 depending on the 2014 Performance Targets achieved for the consolidated group, if any, and between 20.0% and 80.0% of $200,000 based on 2014 Performance Targets achieved for Star, if any.  Consolidated EPS targets range from $0.40 and increase to $0.85; CTI performance targets range from operating income of $19,264,000 and operating ratio of 93.7% and increase to operating income of $26,147,000 and operating ratio of 91.4%; and Star performance targets range from operating income of $3,233,000 and operating ratio of 92.7% and increase to operating income of $4,835,000 and operating ratio of 89.1%.  As with the performance targets established in prior years, the Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the performance targets.

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